UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 7, 2012

Indiana Community Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-18847	35-1807839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Washington Street Columbus, Indiana		47201
(Address of Principal Executive Offices)		(Zip Code)

(812) 522-1592
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On January 24, 2012, Old National Bancorp (“ONB”) and Indiana Community Bancorp (the “Registrant”) entered into an Agreement and Plan of Merger which was amended on August 28, 2012 (the “Merger Agreement”). Pursuant to the Merger Agreement, Registrant will merge with and into ONB whereupon the separate corporate existence of Registrant will cease and ONB will survive (the “Merger”).  Simultaneous with the Merger, Indiana Bank and Trust Company, an Indiana chartered commercial bank and wholly owned subsidiary of Registrant, will be merged with and into Old National Bank, a national banking association and wholly owned subsidiary of ONB, with Old National Bank as the surviving bank (the “Bank Merger”).  The Merger Agreement is described in more detail in Registrant’s Current Report on Form 8-K dated January 25, 2012.

ONB previously reported on its Current Report on Form 8-K dated August 28, 2012, that it had received regulatory approval of the Merger from the Board of Governors of the Federal Reserve System.  On September 7, 2012, ONB received the approval from the Office of the Comptroller of the Currency of the Bank Merger.  The Merger and Bank Merger are expected to close on September 15, 2012, subject to the satisfaction of customary closing conditions.

Under the terms of the Merger Agreement, Registrant’s shareholders will receive 1.90 shares of ONB common stock for each share of Registrant common stock held by them. As provided in the Merger Agreement, the exchange ratio is subject to certain adjustments (calculated prior to closing) under circumstances where the consolidated shareholders’ equity of Registrant is below a specified amount, the loan delinquencies of ICB exceed a specified amount or the credit mark for certain “Special Loans” of ICB (as defined in the merger agreement) falls outside a specified range. The exchange ratio has been finally determined to be 1.9455 under the Merger Agreement.  No adjustments to the exchange ratio were required as a result of the shareholders’ equity or delinquent loan levels. However, the credit mark for the Special Loans as finally determined under the Merger Agreement was $29,980,310 million resulting in the exchange ratio being increased to 1.9455.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 11, 2012	INDIANA COMMUNITY BANCORP

	By:	/s/ Mark T. Gorski
Mark T. Gorski, Executive Vice President and Chief Financial Officer